UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

______________________

Date of Report (Date of earliest event reported): September 4, 2014

PROPHASE LABS, INC.

(Exact name of Company as specified in its charter)

Nevada	0-21617	23-2577138
(State or other	(Commission	(I.R.S. Employer
jurisdiction of incorporation)	File Number)	Identification No.)

621 N. Shady Retreat Road	18901
Doylestown, PA	(Zip Code)
(Address of principal executive offices)

Company's telephone number, including area code: (215) 345-0919

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 4, 2014, ProPhase Labs, Inc. (the “Company”, “we” or “us”) consummated a definitive, global Settlement Agreement (“Settlement Agreement”) resolving all of its litigation with certain of the Company’s former managers and with certain shareholders. The cases that have been settled include ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2010-08227; ProPhase Labs, Inc. v. Quigley, et al., Court of Common Pleas of Bucks County, Pennsylvania, Civ. A. No. 2011-09815; the appeal filed by the plaintiff in the matter Quigley v. ProPhase Labs. Inc.’s Officers and Directors, el al, Court of Common Pleas of Philadelphia County, December Term, 2011, No. 111200409; together with certain ancillary litigation.

Terms of the Settlement.

The Settlement Agreement resolving these matters provides in part that the parties adverse to the Company in the two Bucks County cases will:

(i) return to the Company up to 3,896,764 shares of the Company’s common stock for which they are listed as the record owners to the Company; and

(ii) remit $440,000 to the Company.

Of the 3,896,764 Company shares which are the subject to the Settlement Agreement, a tranche of 1,453,427 shares (the “Option Shares”) are the subject of a prior agreement between the holder of those shares and a third party whereby the third party obtained an option to acquire those shares. The Option Shares have been escrowed, and in the event the aforesaid option is validly exercised, the Company will receive the net proceeds (i.e., net of $500,000 of expenses and costs one of the defendants would incur which the Company will defray, as set forth below) of the purchase price for those Option Shares, and the shares would then be delivered to the purchaser. If the third party does not acquire the Option Shares, the shares will be delivered to the Company.

The Settlement Agreement also provides that the Company, in turn, will fund, or will deduct from the exercise price to be paid if the option is exercised, up to $500,000 for the benefit of one of the defendants, to defray certain costs and expenses associated with the transactions concerning the Option Shares.

Pursuant to the Settlement Agreement, the parties also have agreed to (i) a mutual release of all claims, (ii) a standstill agreement whereby, for a period of ten years, the adverse parties will not acquire Company shares, and (iii) the dismissal of all pending litigation involving the Company, its directors and affiliates on the one hand, and the other parties.

On September 10, 2014, we issued a press release announcing the Settlement Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 2.06 Material Impairments.

We will likely report a $3.6 million charge for the impairment of our intangible asset, certain licensed technology, related to our Phusion Laboratories, LLC (“Phusion”) joint venture during the third quarter of fiscal 2014.

As previously announced, the Company is implementing a series of new product development and pre-commercialization initiatives principally in the dietary supplement category. While several of our product development initiatives have advanced, including those specific to the dietary supplement category, our Phusion product development initiatives have not progressed to management’s satisfaction. At this time, management believes that any products embodying the licensed technology to be developed by Phusion will not be available until fiscal 2016 or 2017 at the earliest, may be more limited than previously forecasted and may encompass fewer products or have limited retail distribution.

Pursuant to our established accounting policies, we conducted the fiscal 2013 annual analysis of our intangible asset as of December 31, 2013 by comparing the estimated fair value of the licensed technology based on the income approach (which utilizes forecasted discounted cash flows to estimate the fair value of the licensed technology) against the then carrying value. As we concluded that, as of December 31, 2013, the fair value according to the income approach exceeded book value, we concluded there was no impairment of the subject intangible asset.

However, during the third quarter of fiscal 2014, our evaluation of the Company’s progress in its new product development pipeline and continued delays in Phusion product development raised questions as to whether projections (including income projections) relied upon in December 2013 remained valid. Accordingly, management will perform an impairment analysis for the period ended September 30, 2014 for the licensed technology. At this time, management believes that our impairment assessment will likely result in a full impairment of the intangible asset, licensed technology and that a $3.6 million impairment charge will likely be incurred during the third quarter of fiscal 2014.

On September 10, 2014, we issued a press release announcing the $3.6 million impairment charge relating to our Phusion Joint Venture. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

The information in this report, including Exhibit 99.1, Exhibit 99.2 and Exhibit 99.3 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any registration statement filed under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated September 10, 2014, ProPhase finalizes resolution of long standing litigations

99.2	Press Release dated September 10, 2014, ProPhase expects to report a $3.6 million impairment charge relating to its Phusion Joint Venture

99.3	Settlement Agreement dated as of August 15, 2014, consummated effective on September 4, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProPhase Labs, Inc.

By:	/s/	Robert V. Cuddihy, Jr
Robert V. Cuddihy, Jr.
Chief Operating Officer and Chief Financial Officer

Date: September 10, 2014

EXHIBIT INDEX

No.	Description

99.1	Press Release dated September 10, 2014, ProPhase finalizes resolution of long standing litigations

99.2	Press Release dated September 10, 2014, ProPhase expects to report a $3.6 million impairment charge relating to its Phusion Joint Venture

99.3	Settlement Agreement dated as of August 15, 2014, consummated effective on September 4, 2014